Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TODD SHIPYARDS CORPORATION

ARTICLE 1

NAME

The name of this corporation is Todd Shipyards Corporation (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The respective names of the County and of the City within the County in which the registered office of this Corporation is to be located in the State of Delaware are the County of Kent and the City of Dover. The name and address by street and number of said registered agent is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904.

ARTICLE 3

PURPOSE

The Corporation is organized for the purposes of transacting any and all lawful business for which a Corporation may be incorporated under Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), as amended.

ARTICLE 4

CAPITAL STOCK

The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is Six Thousand (6,000) shares, each with a par value of $0.001 per share. Five Thousand (5,000) shares shall be Common Stock, and One Thousand (1,000) shares shall be Preferred Stock.

The board of directors shall have the full authority permitted by the DGCL by resolution or otherwise and without further stockholder approval: to divide the authorized and unissued shares of Preferred Stock into one or more classes or series, or both; to provide for the issuance of each such class and/or series of Preferred Stock in an aggregate number not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

The board of directors is further authorized by resolution to increase or decrease (but not below the number of such shares of such series then outstanding) without stockholder action (but subject to the specific voting provisions of any class and/or series of Preferred Stock to approve such increase or decrease) the total aggregate number of shares of any class and/or series of Preferred Stock subsequent to the issuance of shares of that class or series.

ARTICLE 5

DURATION

The Corporation shall have a perpetual existence.

ARTICLE 6

PREEMPTIVE RIGHTS

Stockholders of this Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.

ARTICLE 7

DIRECTORS

The number of directors of this Corporation shall be fixed from time to time by the bylaws or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 8

AUTHORITY OF THE BOARD OF DIRECTORS

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of this Corporation.

ARTICLE 9

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of this Corporation.

ARTICLE 10

LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article 10 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE 11

INDEMNIFICATION

The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation or any predecessor of the Corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (i) is or was a director or officer of the Corporation or any predecessor of the Corporation or (ii) as a director or officer of the corporation or any predecessor of the Corporation, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in the next paragraph of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the board of directors. Such right to indemnification shall include the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

Any indemnification or advancement of expenses under this Article shall be made promptly, and in any event within 60 days, upon the written request of the person entitled thereto. If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or part, or if payment in full pursuant to such request is not made within sixty days, the right to indemnification and advancement of expenses as granted by this Article shall be enforceable by the person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard or conduct set forth in the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the board of directors, independent legal counselor the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor the fact that there has been an actual determination by the Corporation (including the board of directors, independent legal counselor the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights (whether supplementary or in addition to or inconsistent with those provided in this Article) to which those seeking indemnification or advancement of expenses or contribution may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, joint venture, trust, employee benefit plan or other against any liability asserted against him or her and by him or her in any such capacity, or arising out of her status as such, whether or not the Corporation would power to indemnify him or her against such liability the provisions of this Article, the DGCL or otherwise.

If this Article or any portion hereof shall be on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation or any predecessor of the Corporation as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation or any predecessor of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated, by the DGCL or by any other applicable law.

ARTICLE 12

AMENDMENT TO CERTIFICATE OF INCORPORATION

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.